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                                                                 EXHIBIT 10.18.1


                           FIRST AMENDMENT TO LEASE
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                 (Intek Information, Inc. - Terrace Tower II)

     THIS FIRST AMENDMENT TO LEASE ("Amendment") is made effective as of June 1, 1999, by and between Westmark Terrace Tower II, Inc., a Delaware corporation ("Landlord"), and Intek Information, Inc., a Delaware corporation ("Tenant").

                                   RECITALS:

     WHEREAS, Landlord and Tenant entered into that certain Office Lease dated June 9, 1999 ("Lease"), pertaining to the premises currently comprised of a total of approximately 15,613 rentable square feet of space, commonly referred to as Suite 1200 ("Premises"), of the building located at 5619 DTC Parkway, Englewood, Colorado 80111 ("Building"); and

     WHEREAS, Tenant desires to take occupancy of the Premises on or about June 1, 1999, and Landlord and Tenant therefore desire to enter into this Amendment to adjust the Commencement Date of the Lease and provide for certain other matters as more fully set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree that the Lease shall be amended in accordance with the terms and conditions set forth below.

     1.   Definitions. The capitalized terms used herein shall have the same
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definition as set forth in the Lease, unless otherwise defined herein.

     2.   Commencement Date. The parties hereby acknowledge that the
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Commencement Date, as set forth in Section 1.08 of the Lease, is July 1, 1999.
However, the parties desire to accelerate the Commencement Date by one (1) month to accommodate an early commencement of the Lease. Accordingly, the Commencement Date is hereby amended to be and to mean June 1, 1999. The period commencing on June 1, 1999, and expiring on June 30, 1999, shall herein be known as the "Extension Period". The change to the Commencement Date shall not affect the Expiration Date, which shall remain June 30, 2005.

     3.   Term. As a result of the change in the Commencement Date, as set forth
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in Section 2 above, the parties hereby acknowledge and agree that the Term, as defined in Section 1.07 of the Lease, is hereby amended to be and to mean six
(6) years and one (1) month.

     4.   Monthly Base Rent During Extension Period. Simultaneously with the
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delivery of this Amendment to Landlord, Tenant shall remit to Landlord the sum of Five Thousand Five Hundred Thirty and No/100ths Dollars ($5,530.00), which shall be considered as

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Monthly Base Rent for the Extension Period, thereby increasing the total Monthly
Base Rent during the entire Term to Two Million Five Hundred Thirty-Four
Thousand Eight Hundred Thirty-Six and No/100ths Dollars ($2,534,836.00). Notwithstanding the foregoing, in the event not more than twenty (20) persons ostensibly occupy and/or are in tenancy of the Premises at any time during the Extension Period, as determined in Landlord's sole discretion (but in good faith), then the Monthly Base Rent for the Extension Period shall be waived and forgiven, and the payment of $5,530.00 remitted by Tenant shall be credited against Monthly Base Rent due for the month of January 2000.

     5.   Tenant's Share During Extension Period. Tenant shall not be obligated
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to pay Tenant's Share of Operating Expenses (including Taxes) which would otherwise be payable during the Extension Period.

     6.   Rent Abatement. As a result of the change to the Commencement Date,
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the parties desire to confirm the period during which certain amounts are to be abated pursuant to Section 3 of Exhibit F (Special Provisions) to the Lease. Accordingly, Section 3 of Exhibit F (Special Provisions) to Lease is hereby deleted in its entirety and replaced with the following:

     "3.  Rent Abatement.  Notwithstanding anything to the contrary contained
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     herein and provided Tenant shall faithfully perform all terms and conditions hereof during the Term, then (i) during the six (6) month period beginning on July 1, 1999, through December 31, 1999, Tenant's obligation to pay Monthly Base Rent shall be abated at a rate of Thirty-Five Thousand One Hundred Twenty-Nine and 25/100ths Dollars ($35,129.25) per month in the total amount of Two Hundred Ten Thousand Seven Hundred Seventy-Five and 50/100ths Dollars ($210,775.50), and (ii) during the twelve (12) month period beginning on July 1, 1999, through June 30, 2000, Adjustments otherwise due from Tenant pursuant to Section 4.04 of the Lease shall be abated. Such abatement shall apply to payment of the monthly installments of Monthly Base Rent and payment of Operating Expenses only and shall not be applicable to any other charges, expenses or costs payable by Tenant under this Lease, including, without limitation, Tenant's obligation to pay directly metered electricity charges. Landlord and Tenant agree that the waiver of rental and other payments contained in this Section is conditional and is made by Landlord in reliance upon Tenant's faithful and continued performance of the terms, conditions and covenants of this Lease and the payment of all monies due Landlord hereunder. In the event of Tenant's faithful and continued timely performance hereunder and Tenant's payment of all monies due Landlord and upon the expiration hereof, Landlord shall have then waived and forgiven Tenant from rental payments specified in this Section. In the event of Tenant's failure to perform pursuant to the terms and conditions hereof, including the non-payment of any monies due Landlord hereunder, Landlord shall have the right to demand payment of all unpaid and conditionally waived rental and other payments in addition to exercising any and all other remedies provided herein or at law and in equity."

     7.   Brokers. Tenant hereby represents and warrants to Landlord that
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Tenant has not dealt with any real estate brokers or leasing agents, except CB
Richard Ellis, Inc., and The Staubach Company (collectively, the "Broker"), in the negotiation of this Amendment, and that

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no commissions are payable to any party claiming through Tenant as a result of the consummation of the transaction contemplated by this Amendment, except to Broker, if applicable. Tenant hereby agrees to indemnify and hold Landlord harmless from any and all loss, costs, damages or expenses, including, without limitation, all attorneys' fees and disbursements by reason of any claim of or liability to any other broker, agent, entity or person claiming through Tenant (other than Broker) and arising out of or in connection with the negotiation and execution of this Amendment.

     8.   Incorporation of Lease Terms; Conflict. With the exception of those
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matters set forth in this Amendment, Tenant's leasing of the Premises shall be subject to all terms, covenants and conditions of the Lease. In the event of any express conflict or inconsistency between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control and govern.

     9.   Ratification. Except as expressly modified by this Amendment, all
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other terms and conditions of the Lease are hereby ratified and affirmed.

     10.  Validity of Lease.  The parties acknowledge that the Lease is a valid
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and enforceable agreement and that Tenant holds no claims against Landlord or its agents which might serve as the basis of any other set-off against accruing rent and other charges or any other remedy at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:                               TENANT:

WESTMARK TERRACE TOWER II, INC.,        INTEK INFORMATION, INC.,
a Delaware corporation                  a Delaware corporation



By:   /s/ Fred Wasson                   By:   /s/ Patrick F. O'Neal
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Name:  Fred Wasson                      Name:  Patrick F. O'Neal
Title: Authorized Signatory             Title: Managing Director



By:   /s/ Robert L. Rattray
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Name:  Robert L. Rattray
Title: Authorized Signatory

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